EXHIBIT 24.1

POWER OF ATTORNEY OF DIRECTORS

KNOW BY ALL PERSONS BY THESE PRESENTS:

Each of the undersigned hereby constitutes and appoints Dr. Tony F. Cruz and Elie Farah, and each of them with power to act alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign a Registration Statement or Registration Statements on Form S-8 relating to Common Shares issuable under the Amended and Restated Stock Option Plan of Transition Therapeutics Inc., and any and all amendments of such Registration Statements, including post-effective amendments, and to file the same, together with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises hereof, as fully to all intents and purposes as he might do or could do in person, thereby ratifying and confirming all that said attorney-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

Directors:

/S/ MICHAEL ASHTON Michael Ashton	Director	February 11, 2009

/S/ PAUL BAEHR Paul Baehr	Director	February 11, 2009

/S/ DR. TONY F. CRUZ Dr. Tony F. Cruz	Director	February 11, 2009

/S/ CHRISTOPHER HENLEY Christopher Henley	Director	February 11, 2009

/S/ DR. GARY W. PACE Dr. Gary W. Pace	Director	February 11, 2009